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                                                                    Exhibit 10.4



                               INDEMNITY AGREEMENT

     INDEMNITY AGREEMENT ("Indemnity Agreement"), dated this ___ day of ____, _____, between First Union Real Estate Equity and Mortgage Investments, an Ohio business trust having its principal place of business at 55 Public Square, Ste. 1900, Cleveland, OH 44113 ("First Union"), and Imperial Parking Corporation, a Delaware corporation having its principal place of business at 601 West Cordova Street, Suite 300, Vancouver, BC Canada V6B 1G1 ("Impark").

                                  WITNESSETH:

     WHEREAS, First Union desires to distribute all of the outstanding common stock of Impark to First Union shareholders pursuant to a Memorandum of Understanding dated _________________;

     WHEREAS, Impark desires that First Union distribute all of the shares of Impark Common Stock that First Union holds to the First Union shareholders; and

     WHEREAS, the Boards of Directors of First Union and Impark have adopted a resolution approving this Indemnity Agreement;

     NOW THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                               STATEMENT OF FACTS

     1.1 Oracle Litigation. Newcourt Financial Ltd., as the assignee of Oracle Corporation Canada Inc., has brought suit against First Union Management, Inc., an affiliate of First Union ("FUMI"), and Imperial Parking Limited, a subsidiary of Impark ("Impark Limited"), in Ontario Superior Court. The suit alleges that the plaintiff is owed $825,000 (USD) plus interest and costs pursuant to a payment plan agreement among Oracle Corporation Canada Inc., FUMI and Impark Limited. This matter shall be referred to herein as the "Oracle Litigation".






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     1.2 VenTek Bond I. Reference is made to Contract A950 (97031) between
VenTek International, Inc., a California corporation and subsidiary of FUMI ("VenTek"), and the Santa Clara County Transit District. In connection with that contract, VenTek was required to furnish a Performance/Payment/Maintenance Bond for Public Works in favor of Santa Clara County Transit District, in the sum of $5,316,483.00 (USD). The National Fire Insurance Company of Hartford is Surety for the bond, dated February 13, 1998. At the time the bond was executed, VenTek was a subsidiary of Imperial Parking (U.S.), Inc., a predecessor of Impark ("Impark US"). This matter shall be referred to as "VenTek Bond I" in this Indemnification Agreement.

     1.3 VenTek Bond II. Reference is made to Ticket Vending Equipment Contract C-60379JPB between VenTek and the Peninsula Corridor Joint Powers Board. In connection with that contract, VenTek was required to furnish a Performance\Payment\Maintenance\ Guarantee Bond in favor of the Peninsula Corridor Joint Powers Board, in the sum of $6,169,265 (USD). The National Fire Insurance Company of Hartford is Surety for the bond, dated February 25, 1998. At the time the bond was executed, VenTek was a subsidiary of Impark U.S. This matter shall be referred to as "VenTek Bond II" in this Indemnification Agreement.

                                   ARTICLE II
                                 INDEMNIFICATION

     2.1 Indemnification by First Union. First Union shall indemnify Impark and each of its affiliates, directors, officers, employees, consultants and agents in respect of, and hold each such party harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation whether or not resulting in any liability) ("Damages") incurred or suffered by Impark or each such party resulting from, relating to or constituting:

     (a) the Oracle Litigation, but only to the extent that Damages resulting from, relating to or constituting the Oracle Litigation exceed $605,000;


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     (b) VenTek Bond I; and

     (c) VenTek Bond II.

     2.2 Indemnification Claims.

     (a) A party entitled, or seeking to assert rights, to indemnification under this Article II (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article II may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Promptly, and in any event within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any Damages that may be assessed against the Indemnified Party in connection with such suit or proceeding shall be indemnified pursuant to this Article II and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint


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or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

     (b) Impark hereby acknowledges that First Union is the Controlling Party with respect to the Oracle Litigation, VenTek Bond I and VenTek Bond II. First Union acknowledges that any damages, fines, costs or other liabilities that may be assessed against Impark in connection with the Oracle Litigation, VenTek Bond I and VenTek Bond II constitute Damages for which Impark shall be indemnified pursuant to this Article II.

     (c) In order to seek indemnification under this Article II other than as provided in Section 2.2(a) above, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article II for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (d) below) in the amount of such Damages.

     (d) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer);
(ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 2.2(e) for the resolution of such dispute (a "Dispute").


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     (e) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.

     (f) Notwithstanding the other provisions of this Section 2.2, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article II, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party,
(ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article II, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article II, for any such Damages for which it is entitled to indemnification pursuant to this Article II (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article II).

     2.3 Withdrawal of Claims. If the legal proceeding or written claim with respect to which a claim notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

                                  ARTICLE III
                                  TERMINATION

     3.1 Termination of Agreement. The Parties may terminate this Agreement by mutual written consent.

     3.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 3.1, all obligations of the Parties hereunder shall terminate without any further liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).


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                                   ARTICLE IV
                                 MISCELLANEOUS

     4.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Indemnity Agreement including with respect to the settlement of any claim without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure). The Parties hereby consent to the filing of this Indemnity Agreement with the United States Securities and Exchange Commission in connection with the Impark Form 10 filing.

     4.2 No Third Party Beneficiaries. This Indemnity Agreement shall not confer any rights or remedies upon any person other than the Parties and the affiliates of Impark that are entitled to indemnification hereunder and their respective successors and permitted assigns.

     4.3 Entire Agreement. This Indemnity Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     4.4 Succession and Assignment. This Indemnity Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, not to be unreasonably withheld or delayed, of the other Party.

     4.5 Counterparts and Facsimile Signature. This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. This Indemnity Agreement may be executed by facsimile signature.

     4.6 Headings. The section headings contained in this Indemnity Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Indemnity Agreement.


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     4.7 Notices. All notices, requests, demands and other communications under this Indemnity Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, if mailed by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, in all cases to the parties as follows:

                    First Union Real Estate Equity and
                    Mortgage Investments
                    551 Fifth Avenue
                    New York, NY 10176-1499
                    Attention: Chief Executive Officer
                    Telephone:  (212) 905-1100
                    Telephone:  (212) 905-1102

                  or

                    Imperial Parking Corporation
                    501 West Corodova Street, Suite 300
                    Vancouver, BC Canada V6B1G1
                    Attention: Chief Executive Officer
                    Telephone:  (604) 331-7206
                    Telephone:  (212) 331-7172

     4.8 Governing Law. This Indemnity Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

     4.9 Amendments and Waivers. No amendment of any provision of this Indemnity Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default,


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misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     4.10 Severability. Any term or provision of this Indemnity Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     4.11 Construction.

     (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

     (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.


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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    FIRST UNION REAL ESTATE EQUITY & MORTGAGE
                                    INVESTMENTS

                                    By:____________________________________

                                    Name:__________________________________

                                    Title:_________________________________

                                    IMPERIAL PARKING CORPORATION

                                    By:____________________________________

                                    Name:__________________________________

                                    Title:_________________________________





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